Gladstone Land Announces Acquisition of Organic
Almond Orchard and Expansion of MetLife Credit Facility

MCLEAN, VA., December 18, 2017 (GLOBE NEWSWIRE) -- Gladstone Land Corporation (NASDAQ: LAND) (“Gladstone Land” or the “Company”) announced that it has acquired an organic almond orchard in California for approximately $5.9 million. Upon acquisition, the Company entered into a 20-year, triple-net sale-leaseback agreement that consists of a fixed cash rent plus a variable rent component based on the annual gross crop revenues earned on the property.

The Company also announced the expansion of its existing credit facility with Metropolitan Life Insurance Company (“MetLife”), increasing the overall size of the facility from $200 million to $275 million.

“We are pleased to announce the addition of another almond orchard to our farmland portfolio,” said Bill Reiman, Gladstone Land’s Western Managing Director. “This farm is 100% organic and is currently in peak production, which should ensure excellent returns for us in the coming years. We have a long-term lease in place with a tenant whom we have a strong and established relationship with. We are always willing to help our current tenant-partners with their farmland needs.”

“We are happy to continue our strong relationship with MetLife,” said Jay Beckhorn, Treasurer of Gladstone Land. “MetLife has been a long-standing lending partner for us and has helped us every step of the way.”

“We are excited to add another organic, high-yielding farm to our farmland holdings,” said David Gladstone, President and CEO of Gladstone Land. “Recently, pricing for organic almonds has been at a premium of more than 100% over that of conventional pricing, with forecasted demand continuing to outpace supply. In addition, the expansion of our credit facility with MetLife should allow us to continue to acquire additional farms and increase the overall diversity of our farmland holdings. Our hope is that the additional income from this new almond orchard and the added ability to acquire more farms from the facility expansion will allow us to continue to increase the distributions we pay to our shareholders. Please keep eating plenty of almonds and other healthy foods!”

About Gladstone Land Corporation:
Gladstone Land is a publicly-traded real estate investment trust that invests in farmland located in major agricultural markets in the U.S., which it leases to farmers, and pays monthly distributions to its stockholders. The Company reports the current fair value of its farmland on a quarterly basis; as of September 30, 2017, its estimated net asset value was $14.15 per share. Gladstone Land currently owns 73 farms, comprised of 63,014 acres in 9 different states across the U.S., valued at approximately $534 million. Its acreage is predominantly concentrated in locations where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually; as well as permanent crops, such as almonds, blueberries, and pistachios, which are planted every 10 to 20-plus years.  The Company also may acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land has paid 58 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013, and the current per-share distribution on its common stock is $0.0441 per month, or $0.5292 per year. Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.

Owners or brokers who have farmland for sale in the U.S. should contact:

▪	Eastern U.S. – Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com

▪	Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com

▪	Midwest U.S. – Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com

Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.

For stockholder information on Gladstone Land, call (703) 287-5893. For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.Gladstone.com.

All statements contained in this press release, other than historical facts, may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of the foregoing words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company's business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are included in the "Risk Factors" section of the Company’s periodic filings with the SEC. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For a definition of net asset value and a reconciliation to the most directly-comparable GAAP measure, please see the Company’s most recent Form 10-K or Form 10-Q.

SOURCE: Gladstone Land Corporation

For further information: Gladstone Land, 703-287-5893